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June 26, 2020

Netflix, Inc. 100 Winchester Circle Los Gatos, California
Re: Netflix, Inc.
Post-Effective Amendment No. 1 to Registration
Statement on Form S-8
Ladies and Gentlemen:
We have acted as special United States counsel to Netflix, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment on Form S-8 (Registration No. 333-177561) (the “Post-Effective Amendment”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof with respect to the 2011 Plan Shares (as defined below) authorized for issuance under the 2020 Plan (as defined below).

Netflix, Inc.
June 26, 2020

On June 4, 2020 (the “Effective Date”), the Company’s stockholders approved Netflix, Inc. 2020 Stock Plan (the “2020 Plan”). The total number of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) authorized for issuance under the 2020 Plan consists in part of (i) the 5,530,106 shares of Common Stock available for additional award grant purposes reserved for issuance under the Netflix, Inc. 2011 Stock Plan (the “2011 Plan”) as of 12:01 a.m. Pacific Time on March 4, 2020 (the “Effective Time”), plus (ii) any shares of Common Stock subject to awards under the 2011 Plan that were outstanding as of the Effective Time but that may expire, become unexercisable, or be forfeited or repurchased by the Company without having become vested (the shares described in (i) and (ii) are collectively referred to as the “2011 Plan Shares”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinions stated herein, we have examined and relied upon the following:
(a) the Post-Effective Amendment;
(b) an executed copy of a certificate, dated the date hereof, of Reg Thompson, Assistant Secretary of the Company (the “Secretary’s Certificate”);
(c) a specimen certificate evidencing the Common Stock, certified pursuant to the Secretary’s Certificate;
(d) a copy of the Company’s Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of June 15, 2020, and certified pursuant to the Secretary’s Certificate;
(e) a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;
(f) a copy of certain resolutions of the Board of Directors of the Company, certified pursuant to the Secretary’s Certificate;
(g) the report of the inspector of elections of the 2020 Annual Meeting of the Stockholders of the Company reflecting approval of the 2020 Plan, certified pursuant to the Secretary’s Certificate; and
(h) copies of the 2011 Plan and the 2020 Plan.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other

Netflix, Inc.
June 26, 2020

representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.
In rendering the opinions stated herein, we have also assumed that (i) an appropriate account statement evidencing the 2011 Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the 2011 Plan Shares has been properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire 2011 Plan Shares or other awards have been or are granted pursuant to the 2020 Plan will be consistent with the 2020 Plan and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the 2011 Plan Shares delivered pursuant to the 2020 Plan shall not be less than the per share par value of the 2011 Plan Shares; and (v) the issuance of the 2011 Plan Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws).
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that any 2011 Plan Shares that may be issued and delivered pursuant to the 2020 Plan have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued, delivered and paid for in accordance with the terms of the 2020 Plan and the applicable award agreement will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof

Netflix, Inc.
June 26, 2020

unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

TJI